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Exhibit 10(y)

Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304	Mailing Address PO Box 10301 Palo Alto, CA 94303-0890

July 11, 2005

Randall Mott
Austin, Texas

Dear Randy,

We are very pleased that you are interested in joining the talented team of people at Hewlett-Packard ("HP"). It's an exciting time for HP. We're becoming a leader in the Internet age. We're moving faster than ever, focusing on bottom and top line results, and responding to the changing needs of today's customers. We're building on the strengths and assets that come from being the original Silicon Valley start-up. Randy, we would like for you to join us, contribute to our future and help change the world.

This letter constitutes HP's offer of employment for the position of Executive Vice President, Chief Information Officer of HP, reporting to the CEO and President, subject to approval by HP's Board of Directors. Additionally, you will be a member of the Executive Council. This position is at-will, subject to the severance and indemnification provisions of this agreement.

Your full-time base salary will be $690,000.00 per year, which will be reviewed for increase on an annual basis pursuant to HP's compensation policies.

In addition to your base salary, you will be eligible to participate in HP's Pay-for-Results annual incentive plan. Under this Plan, your targeted bonus will be 100 percent of your base salary, with a maximum target opportunity of 300 percent of base salary, assuming HP meets its performance goals. The actual earned annual cash incentive, if any, payable to you for any performance period will depend upon the extent to which the applicable performance goal(s) specified by HP's HR and Compensation Committee are achieved and will be decreased or increased for under or over performance. The short-term bonus will be prorated for the balance of fiscal year 2005. For the remainder of fiscal year 2005 as well as fiscal year 2006, all performance goals will be deemed to have been achieved at target.

You will receive a joining bonus payment of $2,200,000.00, fully payable upon hire (or as soon as practicable), with a payback obligation should you voluntarily leave HP, other than in connection with a "covered event" (as defined below), within one year from your date of hire. This payment will be subject to any appropriate tax withholding.

You will also be eligible for $7,000,000.00 over the three year performance cycle, May 1, 2005 - April 30, 2008, in HP's Long-Term Performance Cash program (LTPC). Two million five hundred thousand dollars will be eligible to be earned or "banked" the first year; $2,500,000.00 the second year; and $2,000,000.00 the third year depending on HP's performance relative to certain performance goals. The goals for the first two years of the first performance cycle are deemed to have been met and will be payable regardless of whether or not you are still employed by HP at the conclusion of the three year period. Please note, no payments occur prior to the end of the three year period under HP's LTPC. You will be eligible to participate in future performance cycles under the LTPC at a level commensurate with your responsibilities.

We are also pleased to offer you an HP non-qualified stock option for 500,000 shares. This option will be granted by the HR & Compensation Committee. The grant date will be the date the Committee meets to award these options, and the price will be the fair market value (average of the high and low of HP's share price) on that date. Please note that the grant date cannot be earlier than your hire date. The option will vest 25 percent per year on each one year anniversary of your date of hire; will be fully vested in four years; and will be subject to an 8 year term. Other terms and conditions of this grant will be governed by HP's 2004 Stock Plan, which will be provided to you when you receive your award.

You will also receive 285,000 shares of HP Restricted Stock with certain time restrictions. The restricted stock will be granted by the HR & Compensation Committee of HP's Board of Directors. The grant date will be the date the Committee meets to award the restricted stock. Please note that the grant date cannot be earlier than your hire date. Assuming that you meet all the conditions of the grant, the restrictions on the stock will lapse at a rate of 20% per year on each one year anniversary of your date of hire. The terms and conditions of this grant will be governed by a restricted stock agreement and by HP's 2000 or 2004 Stock Plan, which will be provided to you when you receive your award.

In addition, you are eligible to participate in the company's annual equity programs at a level that is commensurate with your responsibilities.

You will also be provided with the benefits of HP's Standard Relocation Program with Housing Assistance (SRPH) with the following modifications: (1) Temporary Housing for up to six months, renewable for an additional six months if necessary; (2) Extended time period for Home Purchasing Closing Cost from 90 days to up to one year from hire date; (3) Extended time period for beginning Mortgage Subsidy Program from 90 days to up to one year from hire date (mortgage subsidy will be for four years); (4) Extended Household Goods Storage up to six months, renewable for an additional six months if necessary; (5) Increase in Household Goods Shipment weight limit to 30,000 lbs; and, (6) a relocation allowance of $1,000,000.00, less applicable withholding taxes, fully payable upon hire (or as soon as practicable).

HP will ensure appropriate home security protection as it does for similarly situated executives. HP will assume the maintenance of security services for your current home until you relocate.

The Company has a very competitive benefits program. You will have access to a variety of savings and stock purchase plans, as well as health care insurance options to choose from.

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  Employee Benefits: Eligibility to participate in Company's benefit programs

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  401(k)—HP provides a matching contribution each pay period equal to 100% of the first 3% of eligible pay you contribute, plus 50% of the next 2% of eligible pay you contribute.

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  Stock Ownership Plan—You are eligible to contribute 1% - 10% of your salary to purchase HP stock every 6 months subject to plan terms. You purchase shares at a minimum 15% discount from the market price on the purchase date.

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  Health & Welfare Plans

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  Retirement—HP establishes an account for you as soon as you are eligible, and on a quarterly basis, HP allocates as a "pay credit" 4% of your eligible base pay you earned during the quarter. Your account earns interest based on a fixed rate that is updated annually. The annualized interest rate is equal to the average yield corresponding to a one-year Treasury security, plus 1%.

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  Executive Deferred Compensation Program

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  Vacation—Paid time-off in accordance with the standard Hewlett-Packard Company policy but in no event less than 25 days per year

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  Perquisites: You are eligible for all executive perks on the same terms that other senior executives are entitled to receive.

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  Financial Counseling

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  Executive Physical

As a further inducement to accept employment with HP, you will be eligible to participate in the then existing Severance Program for Executives.for a period of 36 months following commencement of employment, if your employment terminates as the result of a covered event then you will receive the following:

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  A lump sum severance payment equal to one and a half times your annual base pay

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  A payment equivalent to any guaranteed FY05 or FY06 bonus to the extent such bonus has not been previously paid.

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  A payment of any "banked" Long-Term Performance Cash.

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  A prorated payment of any earned Pay-for-Results bonus to the extent such bonus has not been previously paid.

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  A prorated payment of any existing restricted stock based on number of active months.

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  Fifty percent (50%) of any unvested stock options shall be fully vested, and you shall have up to one year in which to exercise the options, after which time such options shall lapse.

For purposes of this provision,"cause" will have the same deined meaning as in the Severance Program for Executives.

A covered event includes, 1) HP's decision to terminate your employment without cause, 2) a final court order preventing you from performing the duties of the CIO position, or 3) a termination of employment initiated by you as the result of one or more of the following events (unless such events apply generally to all similarly situated senior managers of the Company): a) without your express written consent, a reduction by HP in your annualized target pay relative to your annualized Target Pay in effect immediately prior to such reduction or b) a substantial diminution of your responsibilities(including but not limited to not being a member of the senior most management decision making body) accompanied by a reduction in target pay. A change in reporting relationships, titles, or organizational assignment unaccompanied by a change in pay is not deemed to be substantial diminution of responsibilities absent a reduction in pay.

In return for such severance arrangement and as a condition of the receipt of those benefits, you must sign a severance agreement in a format acceptable to HP, which includes a general release of all claims (except as to any rights you have under this agreement for severance pay and benefits, reimbursement, defense or indemnification) as well as your agreement during the twelve month period following termination not to directly or indirectly, induce, or attempt to influence any employee of HP to leave its employ.

HP will defend and indemnify you (including payment of all reasonable legal fees incurred in defending any action) for any losses (including any tax implications from payment to you under this provision) which result from your acceptance of this offer of employment with HP. This defense and indemnification obligation will remain in effect for any claims brought within five years of the effective date of this agreement and will be subject to a maximum indemnity of eight times your annual base salary and targeted short-term bonus (but where said maximum will not include any legal fees incurred or any other obligations related to the claim). You will also be entiteld to indemnification for any claims arising from performance of services to HP consistent with the Company's Certificate of Incorporation and By-Laws.

The parties agree that if a dispute were to arise between you and HP, that any such dispute would be subject to binding arbitration in Santa Clara County, California before the Judicial Arbitration and Mediation Services, under the American Arbitration Association's National Rules for the Resolution of Employment Disputes, as supplemented by the California Rules of Civil Procedure. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. In the event of a dispute relating to any provision of this agreement, the Company will reimburse fees and expenses as incurred quarterly, including reasonable attorneys' fees, in connection with the dispute, provided you prevail on at least one material issue in the dispute or provided that the arbitrator does not determine that your legal positions were frivolous or without legal foundation. In the event that you do not prevail or no such determination is made by the arbitrator, you will repay to the Company any amounts previously reimbursed by it

The Company will also reimburse you for reasonable legal and tax advice expenses incurred in connection with the negotiation, preparation and execution of this agreement.

HP is committed to providing reasonable accommodations to employees with disabilities. If you need any accommodations, please let me know.

Enclosed with this letter are current copies of the our Standards of Business Conduct and Drug-Free Workplace policies, Confidential Information and Proprietary Developments form, HP Employee Acceptance form and the Sign-on Incentive Addendum.. Adherence to these policies, including subsequent changes, is required of all employees.

HP takes great pride in providing a safe and productive working environment. Therefore, if you accept our offer of employment you will be required to successfully complete an employment background screen, which includes verification of such things as prior employment, educational and criminal conviction history. Shortly you will receive via email (or mail if email is unavailable) information on how to initiate your background check and a document summarizing your rights under the Fair Credit Reporting Act.

This offer is contingent upon commencement of employment with HP and upon your compliance with the Immigration Reform and Control Act of 1986. In essence, the act requires you to establish your identity and employment eligibility. If you accept this offer, you will be required to complete Section 1 of the Employment Eligibility Verification Form (I-9) and present the documents identified to a duly authorized representative of HP to be witnessed.

Randy, if you have any questions regarding this employment offer, please contact James Otieno at (650) 857-8961. We look forward to hearing from you and hope that you choose to join us in our journey to reinvent HP. Please confirm your acceptance via e-mail to James at mailto:james.otieno@hp.com and me at mailto:marcela.perez-de-alonso@hp.com.

Sincerely,

/s/  MARCELA PEREZ DE ALONSO
Marcela Perez de Alonso
Executive Vice President, Human Resources

Cc:
Otieno
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  Exhibit 10(y)